Exhibit 10.14

July 15, 2014

Steve Collins

Dear Steve:

I am pleased to offer you a seat on the Board of Directors of MuleSoft, Inc. (the “Company”), where you will serve as the Chairman of the Audit Committee of the Board of Directors.

If you accept this offer, the Board is prepared to grant you an option to purchase 141,542 shares of the Company’s Common Stock. Twenty five percent (25%) of the shares subject to the option shall vest 12 months after the date your vesting begins subject to your continuing service with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing service as a member of the Board of Directors. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. No right to any stock is earned or accrued until such time that vesting occurs.

In the event that there is a Change of Control (i.e., (i) any sale or exchange of the capital stock by the stockholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company as of immediately prior to such transaction is acquired by a person or entity or group of related persons or entities; (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent corporation, if the surviving entity is wholly owned by the parent) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company) and you execute a general release in a form provided by the Company at the time of the Change of Control, then the vesting with respect to 50% of the then unvested shares subject to the Option or subsequently granted options will accelerate and become vested.

The Company will reimburse, on a pre-approved basis, the reasonable hotel accommodations and travel costs you incur to attend Board meetings and other events attended at the Company’s request.

You hereby agree to hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and you will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for your performance as a member of the Board, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company. You agree that your obligations under this Section shall continue after the termination of your directorship. You agree that you will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity with which you have an obligation to keep in confidence. You also agree that you will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that at all times during the term of your directorship and thereafter, you owe the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out your performance as a member of the Board consistent with the Company’s agreement with such third party.

You represent and warrant that you have no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this offer letter, your obligations to the Company under this offer letter, and/or your ability to perform as a member of the Board. You will not enter into any such conflicting agreement during the term of your directorship.

This agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents, irrespective of conflict of laws rules. All compensation is subject to any applicable withholdings and payroll taxes.

We are very excited to extend you this offer and look forward to your joining our Board. Once you confirm your acceptance, your appointment as a Director will occur as promptly practicable. Please feel free to call me if you have questions.

Sincerely,

/s/ Greg Schott

Greg Schott
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Steve Collins
Steve Collins

Date: 7/16/14